Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 29, 2024, relating to the financial statements of Landsea Homes Corporation and the effectiveness of Landsea Homes Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Landsea Homes Corporation for the year ended December 31, 2023. We also consent to the reference to us under the heading “Experts” in such Registration statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California

September 13, 2024